Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-259217) on Form S-3ASR and (No. 333-258653) on Form S-8 of our report dated February 17, 2022, with respect to the consolidated financial statements of GXO Logistics, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
February 17, 2022